Exhibit 99.1

Herbalife Ltd. Announces Record Fourth Quarter Revenue and EPS and Raises FY’10 EPS Guidance

  Fourth quarter adjusted EPS increased 42.0 percent to $0.98 compared to the prior year, driven by 15.8 percent local currency sales growth.
  FY’09 cash from operations increased 4.4 percent to $285.1 million compared to prior year.
  Repurchased 1.0 million shares during the fourth quarter and 2.0 million shares in fiscal 2009.

LOS ANGELES--(BUSINESS WIRE)--February 23, 2010--Herbalife Ltd. (NYSE:HLF) today reported fourth quarter net sales increased 23.0 percent to $630.9 million and local currency net sales increased 15.8 percent compared to the same period in 2008. For the quarter ended December 31, 2009, the company reported net income of $55.7 million, or $0.88 per diluted share compared to $33.7 million or $0.53 per diluted share in the fourth quarter of 2008, reflecting local currency sales growth, operating margin expansion, a lower effective tax rate and accretion from the share repurchase program.

Excluding the Venezuela currency impact and other adjusting items in the fourth quarter 2009 and 2008 1, fourth quarter adjusted net income was $61.7 million, or $0.98 in adjusted diluted earnings per share, reflecting an increase of 42.3 percent and 42.0 percent, respectively, compared to the same period in 2008.

For the twelve months ended December 31, 2009, the company reported net sales of $2.3 billion, a 1.5 percent decline primarily due to the negative impact of foreign currency fluctuations whereas in local currency net sales for fiscal 2009 increased 5.1 percent compared to fiscal 2008. For the year ended December 31, 2009, the company reported net income of $203.3 million, or $3.22 per diluted share, compared to $221.2 million, or $3.36 per diluted share for the year ended December 31, 2008. Excluding the impact from adjusting items in both periods 1, adjusted net income was $207.1 million, or $3.28 in adjusted diluted earnings per share, a decrease of 10.8 percent and 7.1 percent respectively, compared to 2008 primarily due to the negative impact of foreign currency fluctuations and a higher effective tax rate in 2008.

For the twelve months ended December 31, 2009, the company generated cash flow from operations of $285.1 million, an increase of 4.4 percent compared to 2008, paid dividends of $48.7 million, invested $60.1 million in capital expenditures, repurchased $74.6 million in common stock and paid approximately $10.0 million for certain acquired manufacturing assets. The company’s net debt balance at the end of the fourth quarter was $99.5 million, reflecting an improvement of $101.3 million from December 2008.

“We are proud that despite the difficult economic climate of 2009, we were able to achieve record local-currency sales results, and we are excited about our positive momentum going into 2010. Our distributors’ adoption of the daily-consumption method of doing business creates deeper reach into existing markets and is fueling the growth of the company,” said Chairman and Chief Executive Officer Michael O. Johnson. “The Herbalife opportunity addresses two of the largest global challenges facing society today; health and a source of income. We will continue to provide the best nutrition products with proven ingredients, and to provide the tools our Distributors need to build their businesses.”

Business Highlights

During the fourth quarter the company hosted three Extravaganzas,in Nanjing, China, Johannesburg, South Africa and Atlanta, Georgia which collectively were attended by more than 25,000 participants.

For the year ended December 31, 2009, our top ten products accounted for 73.1 percent of the company’s total volume points, a 3.5 percent increase compared to 2008. The company’s top three products, those used most within nutrition clubs, Formula 1, Herbal Tea concentrate and Aloe concentrate, accounted for 50.8 percent of volume points, compared to 49.4 percent in the prior year. For the year ended December 31, 2009, volume points of those three products collectively increased 5.2 percent compared to 2008.

During the quarter the company opened two new markets, Vietnam and Paraguay.

2009 Annual Sales Leader Requalification

By January of each year, sales leaders are required to re-qualify. In February of each year, we remove from the rank of sales leaders those individuals who did not satisfy the sales leader qualification requirements during the preceding 12 months. For the latest 12-month requalification period ending January 2010, approximately 43.0 percent of the eligible sales leaders requalified, reflecting an improvement from 40.3 percent in 2008.

Fourth Quarter and Full Year 2009 Regional Key Metrics 2

Region	4Q'09		4Q'09	FY'09	4Q'09	FY'09
	Volume		Avg Active	Avg Active	New Sales	New Sales
	Points	% Chg	Sales Leader	Sales Leader	Leaders	Leaders
	(Mil)	(Y/Y)	% Chg (Y/Y)	% Chg (Y/Y)	% Chg (Y/Y)	% Chg (Y/Y)
North America	185.3	12.8%	11.5%	6.1%	(5.2%)	(12.1%)
Asia Pacific	152.1	34.4%	19.5%	11.6%	44.0%	26.9%
EMEA	115.5	0.6%	1.4%	(2.3%)	(24.3%)	(19.9%)
Mexico	122.4	8.4%	2.4%	(6.6%)	18.7%	(16.2%)
South & Central America	109.2	10.2%	6.2%	2.8%	(21.8%)	(36.0%)
China	29.4	(6.8%)	(4.7%)	2.7%	(19.8%)	(12.4%)
Total	713.9	12.3%	7.4%	1.9%	0.2%	(11.2%)

The North America region reported volume points of 185.3 million in the fourth quarter of 2009, reflecting an increase of 12.8 percent versus the same period of 2008. Volume point growth in the U.S., the largest country in the region, increased 13.8 percent compared to 2008, reflecting an increase in the Latin market of 22.1 percent and a decrease in the general market of 0.2 percent compared to the fourth quarter of 2008.

During the quarter and for the full year, New Sales Leaders in the region decreased 5.2 percent and 12.1 percent respectively versus the same periods of 2008. Average Active Sales Leaders in North America accelerated over the course of the year. For 2009, Average Active Sales Leaders increased 6.1 percent compared to the prior year and for the quarter ended December 31, 2009, Average Active Sales Leaders increased 11.5 percent.

The Asia Pacific region reported volume points of 152.1 million in the fourth quarter of 2009, reflecting an increase of 34.4 percent over the same period of 2008. Top markets in this region were Taiwan, with volume point growth of 19.7 percent; Korea, with volume point growth of 95.8 percent; and Malaysia, with volume point growth of 15.4 percent, all compared to the same period in 2008. For the quarter ended December 31, 2009 New Sales Leaders in the region increased 44.0 percent versus the same period last year. Average Active Sales Leaders in the quarter improved 19.5 percent and for the year ended December 31, 2009 improved 11.6 percent compared to comparable periods in 2008.

The Europe, Middle East and Africa (EMEA) region reported volume points of 115.5 million in the fourth quarter of 2009, reflecting an increase of 0.6 percent versus the same period of 2008. The top markets in this region were Italy and Russia, with volume point growth of 13.0 percent and a decline of 7.1 percent, respectively, compared to the same period in 2008. New Sales Leaders declined 24.3 percent for the quarter ended December 31, 2009 versus the same period last year. While Average Active Sales Leaders in EMEA decreased 2.3 percent for the year compared to 2008, Average Activity in the region during the fourth quarter increased 1.4 percent, the first period of positive Activity growth since early 2007.

The Mexico region reported volume points of 122.4 million in the fourth quarter of 2009, reflecting an increase of 8.4 percent versus the same period of 2008. Fourth quarter 2009 was the first full quarter in which the company anniversaried the collection of the 15 percent Value Added Tax (VAT) which had a negative impact on our financial results. New Sales Leaders for 2009 declined 16.2 percent, but for the quarter ended December 31, 2009, New Sales Leaders increased 18.7 percent compared to the same period last year. While Average Active Sales Leaders in Mexico decreased 6.6 percent for the year, fourth quarter Activity increased 2.4 percent; the first positive quarter since mid 2008.

The South and Central America region reported volume points of 109.2 million in the fourth quarter of 2009, reflecting an increase of 10.2 percent versus the same period of 2008. During the fourth quarter, the top markets in this region were Brazil, with volume point growth of 12.2 percent, and Venezuela, with a volume point increase of 24.1 percent, both compared to the same period in 2008. New Sales Leaders in the region were 21.8 percent lower during the quarter ended December 31, 2009 than the same period last year. Average Active Sales Leaders improved 6.2 percent for the quarter and full year 2009 average activity increased 2.8 percent compared to 2008.

The China region reported volume points of 29.4 million in the fourth quarter of 2009, reflecting a decrease of 6.8 percent over the same period of 2008. The company is currently licensed for direct sales in 11 provinces. New Sales Leaders in China decreased 19.8 percent during the quarter ended December 31, 2009 versus the same period last year. While Average Active Sales Leaders declined 4.7 percent for the quarter, Average Activity for the year increased 2.7 percent compared to 2008.

2010 Guidance

Based on current business trends, the company’s first quarter 2010 and fiscal 2010 guidance is provided below.

Effective January 1, 2010, Venezuela has been designated as a highly inflationary economy. Our 2010 guidance excludes the impact of a one-time charge related to highly inflationary accounting for Venezuela. However, included in our 2010 guidance is the assumption of applying the parallel market exchange rate and highly inflationary accounting for Venezuela during 2010. While, as previously disclosed, the move to highly inflationary accounting causes no material change to our EPS guidance, this change will negatively impact net sales guidance. 3, 4

First Quarter - The company’s first quarter 2010 diluted earnings per share guidance range is $0.77 to $0.80 5 on volume point growth of 3.0 percent to 4.0 percent and net sales growth of 12.5 percent to 13.5 percent compared to the same period in 2009 3, respectively, and an effective tax rate range of 30.0 percent to 31.0 percent. The company’s first quarter 2010 capital expenditures are expected to be in the range of $15 million to $20 million.

Fiscal 2010 - The company’s new full-year diluted earnings per share guidance is $3.58 to $3.70 5 on volume point growth of 5.0 percent to 6.0 percent and a net sales increase of 8.5 percent to 9.5 percent compared to 2009 4, respectively, along with an effective tax rate range of 30.0 to 31.0 percent. Full-year 2010 capital expenditures are expected to be in the range of $65 million to $75 million.

Fourth Quarter Earnings Conference Call

Herbalife's senior-management team will host an investor conference call to discuss the company’s fourth quarter 2009 financial results and provide an update on current business trends on Wednesday, February 24 at 8 a.m. PST (11 a.m. EST).

The dial-in number for this conference call for domestic callers is (877) 758-1051 and (706) 634-5671 for international callers (conference ID 51796805). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's Web site at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers (conference ID 51796805). The webcast of the teleconference will be archived and available on Herbalife's Web site.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 72 countries through a network of approximately 2.0 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com. The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.

Disclosure Regarding Forward-Looking Statements

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;

• adverse publicity associated with our products or network marketing organization;

• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

• our inability to obtain the necessary licenses to expand our direct selling business in China;

• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

• improper action by our employees or international distributors in violation of applicable law;

• changing consumer preferences and demands;

• loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;

• the competitive nature of our business;

• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;

• third party legal challenges to our network marketing program;

• risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, pricing and currency devaluation risks, especially in countries such as Venezuela;

• our dependence on increased penetration of existing markets;

• contractual limitations on our ability to expand our business;

• our reliance on our information technology infrastructure and outside manufacturers;

• the sufficiency of trademarks and other intellectual property rights;

• product concentration;

• our reliance on our management team;

• uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

• changes in tax laws, treaties or regulations, or their interpretation;

• taxation relating to our distributors;

• product liability claims;

• any collateral impact resulting from the ongoing worldwide financial “crisis,” including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and

• whether we will purchase any of our shares in the open markets or otherwise.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

1 See Schedule B – “Reconciliation of Non-GAAP Financial Measures” for more detail.
2 Supplemental tables which may include additional business metrics can be found at http://www.ir.Herbalife.com
3 Guidance for first quarter 2010 net sales applying Venezuela 2009 official currency rate would have been 15.5 percent to 16.5 percent.
4 Guidance for fiscal 2010 net sales applying Venezuela 2009 official currency rate would have been 11.0 percent to 13.0 percent.
5 Excludes any accretion/dilution impact should the company elect to utilize any portion of the remaining $226.8 million share repurchase program.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended		Year Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008

North America	$126,715	$109,277	$529,009	$496,942
Mexico	69,132	64,205	263,013	352,167
South and Central America	113,223	84,524	366,925	383,590
EMEA	130,932	117,400	504,154	570,703
Asia Pacific	151,468	96,959	509,191	410,789
China	39,401	40,512	152,285	145,022
Worldwide net sales	630,871	512,877	2,324,577	2,359,213
Cost of Sales	136,515	96,061	493,134	458,396
Gross Profit	494,356	416,816	1,831,443	1,900,817
Royalty Overrides	204,580	168,375	761,501	796,718
SGA	205,691	187,573	773,911	771,847
Operating Income	84,085	60,868	296,031	332,252
Interest Expense - net	1,016	2,858	5,103	13,222
Income before income taxes	83,069	58,010	290,928	319,030
Income Taxes	27,413	24,351	87,582	97,840
Net Income	55,656	33,659	203,346	221,190

Basic Shares	60,492	62,707	61,221	63,785
Diluted Shares	63,004	63,187	63,097	65,769

Basic EPS	$0.92	$0.54	$3.32	$3.47
Diluted EPS	$0.88	$0.53	$3.22	$3.36

Dividends declared per share	$0.20	$0.20	$0.80	$0.80

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Dec 31,	Dec 31,
	2009	2008

ASSETS
Current Assets:
Cash & cash equivalents	$150,801	$150,847
Receivables, net	76,958	70,002
Inventories	145,962	134,392
Prepaid expenses and other current assets	101,181	89,214
Deferred income taxes	38,600	40,313
Total Current Assets	513,502	484,768

Property and equipment, net	178,009	175,492
Deferred compensation plan assets	17,410	15,754
Deferred financing cost, net	1,498	1,989
Marketing related intangibles and other intangible assets, net	311,782	310,060
Goodwill	102,543	110,677
Other assets	21,306	22,578
Total Assets	$1,146,050	$1,121,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$37,330	$41,084
Royalty Overrides	144,689	130,369
Accrued compensation	65,043	60,629
Accrued expenses	107,943	104,795
Current portion of long term debt	12,402	15,117
Advance sales deposits	22,261	12,603
Income taxes payable	40,298	37,302
Total Current Liabilities	429,966	401,899

Non-current liabilities
Long-term debt, net of current portion	237,931	336,514
Deferred compensation	16,629	13,979
Deferred income taxes	77,613	103,675
Other non-current liabilities	24,600	23,520
Total Liabilities	786,739	879,587

Contingencies

Shareholders' equity:
Common shares	120	123
Additional paid in capital	222,882	197,715
Accumulated other comprehensive loss	(23,396)	(28,614)
Retained earnings	159,705	72,507
Total Shareholders' Equity	359,311	241,731

Total Liabilities and Shareholders' Equity	$1,146,050	$1,121,318

Herbalife Ltd.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	12/31/2009	12/31/2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$203,346	$221,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,437	48,732
Excess tax benefits from share-based payment arrangements	(3,266)	(14,602)
Share based compensation expenses	20,907	17,788
Amortization of discount and deferred financing costs	491	481
Deferred income taxes	(11,226)	(4,103)
Unrealized foreign exchange transaction loss (gain)	4,809	15,243
Other	340	1,963
Changes in operating assets and liabilities:
Receivables	2,361	(18,529)
Inventories	(1,742)	(27,572)
Prepaid expenses and other current assets	(7,781)	(23,966)
Other assets	2,109	1,800
Accounts payable	(9,500)	8,922
Royalty overrides	9,102	13,375
Accrued expenses and accrued compensation	(3,461)	12,412
Advance sales deposits	8,779	1,917
Income taxes payable	4,700	24,191
Deferred compensation plan liability	2,651	(6,254)
NET CASH PROVIDED BY OPERATING ACTIVITIES	285,056	272,988

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(59,768)	(88,601)
Proceeds from sale of property	102	76
Deferred compensation plan assets	(1,656)	3,561
Acquisition of business	(10,000)	—
NET CASH USED IN INVESTING ACTIVITIES	(71,322)	(84,964)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(48,721)	(50,700)
Borrowings from long-term debt	211,974	118,000
Principal payments on long-term debt	(313,089)	(167,481)
Increase in deferred financing costs	-	(75)
Share repurchases	(74,641)	(138,921)
Excess tax benefits from share-based payment arrangements	3,266	14,602
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	7,884	19,508
NET CASH USED IN FINANCING ACTIVITIES	(213,327)	(205,067)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(453)	(19,517)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(46)	(36,560)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	150,847	187,407
CASH AND CASH EQUIVALENTS, END OF PERIOD	$150,801	$150,847
CASH PAID DURING THE PERIOD
Interest paid	$10,011	$17,735
Income taxes paid	$95,139	$73,939
NON CASH ACTIVITIES
Assets acquired under capital leases and other long-term debt	$388	$36,048

Herbalife Ltd
Volume Points by Region
(Unaudited, In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change

North America	185,340	164,248	12.8%	779,907	750,437	3.9%
Mexico	122,395	112,877	8.4%	493,431	545,900	(9.6%)
South & Central America	109,236	99,135	10.2%	411,944	430,612	(4.3%)
EMEA	115,490	114,791	0.6%	466,361	497,073	(6.2%)
Asia Pacific (excluding China)	152,082	113,147	34.4%	570,673	438,714	30.1%
China	29,433	31,578	(6.8%)	115,336	115,895	(0.5%)
Worldwide	713,976	635,776	12.3%	2,837,652	2,778,631	2.1%

SUPPLEMENTAL INFORMATION
SCHEDULE A: FINANCIAL GUIDANCE

2010 Guidance

For the Three Months Ending March 31, 2010 and Twelve Months Ending December 31, 2010 1 2 3 4

	March 31, 2010		December 31, 2010
	Low	High	Low	High

Volume point growth vs 2009	3.0%	4.0%	5.0%	6.0%
Net sales growth vs 2009	12.5%	13.5%	8.5%	9.5%
EPS	$0.77	$0.80	$3.58	$3.70
Cap Ex ($ millions)	$15.0	$20.0	$65.0	$75.0
Effective Tax Rate	30.0%	31.0%	30.0%	31.0%

1 Excludes any accretion/dilution impact should the company elect to utilize any portion of the remaining $226.8 million share repurchase program.
2 Guidance for first quarter 2010 net sales applying Venezuela 2009 official currency rate would have been 15.5 percent - 16.5 percent.
3 Guidance for Fiscal 2010 net sales applying Venezuela 2009 official currency rate would have been 11.0 percent to 13.0 percent.
4  Our 2010 guidance excludes the impact of one-time charges related to highly inflationary accounting for Venezuela.

SCHEDULE B: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited), (Dollars in Thousands, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Net income, as reported	$55,656	$33,659	$203,346	$221,190
Restructuring Expenses associated with realignment for growth initiative (1) (2)	-	3,636	899	4,769
Venezuela impact (3)	6,615	-	6,615	-
Expiration of statutes of limitations	-	-	(4,852)	-
Increase in tax valuation allowance on deferred tax assets	-	6,097	-	6,097
Tax expense resulting from an international income tax audit settlement	(537)	-	1,091	-
Net income, as adjusted	$61,734	$43,392	$207,099	$232,056

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Diluted earnings per share, as reported	$0.88	$0.53	$3.22	$3.36
Restructuring Expenses associated with realignment for growth initiative (1) (4)	-	0.06	0.01	0.07
Venezuela impact (5)	0.11	-	0.11	-
Expiration of statutes of limitations	-	-	(0.08)	-
Increase in tax valuation allowance on deferred tax assets	-	0.10	-	0.09
Tax expense resulting from an international income tax audit settlement	(0.01)	-	0.02	-
Diluted earnings per share, as adjusted (6)	$0.98	$0.69	$3.28	$3.53

The following is a reconciliation of total long-term debt to net debt:

	12/31/2009	12/31/2008

Total long-term debt (current and long-term portion)	$250,333	$351,631
Less: Cash and cash equivalents	150,801	150,847
Net debt	$99,532	$200,784

(1)	The restructuring charge adjustments reflect items that although they, or similar items, might recur are of a nature and magnitude that identifying them separately provides investors with a greater ability to project the Company’s future performance.
(2)	Net of tax benefit of $1,197, $399 and $1,931 for the three months ended December 31, 2008, twelve months ended December 31, 2009 and 2008, respectively.
(3)	Net of tax benefit of $3,561 for the three and twelve months ended December 31, 2009.
(4)	Net of tax benefit of $0.02, $0.01 and $0.03 per common diluted share for the three months ended December 31, 2008, twelve months ended December 31, 2009 and 2008, respectively.
(5)	Net of tax benefit of $0.06 per common diluted share for the three and twelve months ended December 31, 2009.
(6)	Amounts may not total due to rounding.

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
(213) 745-0517
or
Investor Contact:
Amy Greene
VP, Investor Relations
(213) 745-0474